                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                        AMERON INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
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
   [LOGO]

                        AMERON INTERNATIONAL CORPORATION
    CORPORATE OFFICES: 245 SOUTH LOS ROBLES AVE., PASADENA, CALIFORNIA 91101

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To The Stockholders:

The Annual Meeting of Stockholders of Ameron International Corporation, a Delaware corporation (the "Company") will be held at The Pasadena Hilton Hotel, 150 South Los Robles Ave., Pasadena, California, on Wednesday, March 24,1999 at 10:00 a.m. for the following purposes:

    1. To elect two directors to hold office for a term of three years,or until their successors are elected and qualified.

    2. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for fiscal year 1999.

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed February 9, 1999 as the record date for the determination of Stockholders entitled to vote at this meeting and any adjournments thereof.

YOUR VOTE IS IMPORTANT

Holders of a majority of the outstanding voting shares of the Company must be present either in person or by proxy in order for the meeting to be held. Whether or not you expect to attend the Annual Meeting, your proxy vote is important.

PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. A return envelope, requiring no postage if mailed in the United States, is enclosed for your convenience in replying.

If you are a stockholder of record and plan to attend the meeting, please check your proxy card in the space provided. If your shares are not registered in your name, please advise the stockholder of record (your broker, bank, etc.) that you wish to attend. That firm will provide you with evidence of ownership which will admit you to the meeting.

                                          JAVIER SOLIS
                                          SECRETARY

MARCH 5, 1999

                        AMERON INTERNATIONAL CORPORATION
    CORPORATE OFFICES: 245 SOUTH LOS ROBLES AVE., PASADENA, CALIFORNIA 91101
                                 MARCH 5, 1999
                                PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Ameron International Corporation (the "Company") to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. This proxy statement and the proxy card included herewith were first sent to Stockholders on or about March 5, 1999. The solicitation is made on behalf of the Company by its Board of Directors and the cost of solicitation will be borne by the Company.

Please sign, date and return the enclosed proxy card to ensure that your shares are voted. The proxy may be revoked at any time prior to exercise thereof but if not revoked will be voted. A proxy can be revoked by filing with the Secretary either an instrument revoking the proxy or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Each proxy will be voted as instructed, and if no instruction is given will be voted FOR the election of the two nominees for directors named below and FOR the ratification of the appointment of Arthur Andersen LLP as public accountants of the Company. The named proxies may vote in their discretion upon such other matters as may properly come before the meeting.

The record date for the determination of Stockholders entitled to vote at the Annual Meeting is February 9, 1999. On such date, there were issued, outstanding and entitled to vote at the Annual Meeting, 3,996,912 shares of Common Stock of the Company (the "Common Stock"). Every Stockholder is entitled to one vote for each share of Common Stock registered in his or her name at the close of business on the record date, except that Stockholders may cumulate their votes in the election of Directors. See "Election of Directors." Common Stock is the only class of voting stock outstanding.

Assuming a quorum is present in person or by proxy at the meeting, with respect to the election of directors, the two nominees receiving the greatest number of votes cast will be elected directors. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting is necessary for the ratification of the appointment of Arthur Andersen LLP as independent public accountants of the Company for fiscal year 1999.

For purposes of determining whether a matter has received a majority vote, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker nonvotes"), those shares will not be included in the vote totals and therefore will have no effect on the vote.

                             ELECTION OF DIRECTORS
                                 (PROXY ITEM 1)

As of the date of this Proxy Statement, the Bylaws of the Company provide for a Board of Directors composed of eight (8) directors; however, the Board of Directors has taken action to reduce the size of the Board to seven (7) directors effective the date of the Annual Meeting of Stockholders. Two directors are to be elected at the 1999 Annual Meeting. Stephen W. Foss and James S. Marlen were elected to their present terms of office as Class I directors at the Company's 1996 Annual Meeting of Stockholders. Class I directors will hold office until the Annual Meeting of Stockholders in the year 2002 or until their respective successors have been elected and qualified. All of the nominees have consented to being named herein and to serve if elected. In the event that any of the nominees should become unavailable prior to the Annual Meeting, proxies in the enclosed form will be voted for a substitute nominee or nominees designated by the Board of Directors or, the Board at its option, may reduce the number of directors to constitute the entire Board.

Stockholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights entitle a stockholder to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares owned by the stockholder, or to distribute such votes to one or more nominees, as the stockholder determines. Unless you indicate otherwise on the proxy card, if you vote "FOR" all nominees, the proxies will allocate your votes equally among the nominees listed above; if you withhold authority to vote for any nominee or nominees, the proxies will allocate your votes equally among the nominees listed above except those for whom you withhold authority to vote.

The following information, which has been provided to the Company by the Directors, shows for each of the nominees for director and for each director whose term continues, principal occupation and business experience during the past five years and other affiliations.

                           1999 NOMINEES FOR DIRECTOR

STEPHEN W. FOSS. Chairman, President and Chief Executive Officer, Foss Manufacturing Company, Inc. Chairman of the New Hampshire Port Authority. Director of Tyco International, Ltd. Age 56. He has been a director of the Company since 1995.

JAMES S. MARLEN. Chairman of the Board of the Company since January 1995, President and Chief Executive Officer since June 1993. Formerly Vice President GenCorp. Inc. and President, GenCorp Polymer Products, the consumer and industrial product sectors of GenCorp, since 1988. Director of A. Schulman, Inc. and Parsons Corporation. Mr. Marlen is also Director, Los Angeles Chamber of Commerce, Los Angeles Sports Council, The Employers Group of California and a member of the Board of Governors, Town Hall of Los Angeles. He is also a member of the Board of Visitors at The Anderson Graduate School of Management at UCLA. Mr. Marlen is a Distinguished Engineering Fellow of the University of Alabama. In February 1998, he was inducted into the State of Alabama Engineering Hall of Fame. Age 57. He has been a director of the Company since 1993.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

         CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING
                                IN THE YEAR 2000

JOHN F. KING. President & Chief Executive Officer of Weingart Center Association since 1996. Formerly Chairman of the Board and Chief Executive Officer, World Trade Bank. Director of California Federal Bank. Age 65. He has been a director of the Company since 1986.

RICHARD J. PEARSON. Chairman of California Creative Foods. Retired President and Chief Operating Officer, Avery Dennison. Presently, Director of Ducommun, Inc. and Atol Holdings. Age 73. He has been a director of the Company since 1981.

         CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING
                                IN THE YEAR 2001

J. MICHAEL HAGAN. Chairman of the Board and Chief Executive Officer of Furon Company. Age 59. He has been a director of the Company since 1994.

TERRY L. HAINES. President & Chief Executive Officer of A. Schulman, Inc. Director of First Merit Corp. and First National Bank of Ohio. Age 52. He has been a director of the Company since 1997.

ALAN L. OCKENE. Retired President and Chief Executive Officer, General Tire, Inc. and a member of the Executive Board of Directors of Continental AG of Hanover, Germany, General Tire's parent company, since 1991. Formerly Vice President, Latin America, Caribbean, Europe & Africa for Goodyear Tire & Rubber Company. Director of A. Schulman,Inc. Age 67. He has been a director of the Company since 1995.

                          THE BOARD AND ITS COMMITTEES

The Board has standing committees, with duties, current membership and number of meetings for each as shown below. In addition to the membership shown, James S. Marlen is an ex-officio member of all committees; however, he does not vote in the actions of the Compensation & Stock Option Committee (nor the Board of Directors) with respect to stock options or matters pertaining to his own compensation.

AUDIT COMMITTEE                               Two meetings held during 1998
  MEMBERS:
    John F. King, Chairman
    J. Michael Hagan
    David L. Sliney
  FUNCTIONS of the Audit Committee, all of whose actions are subject to approval by the Board, are: Approve selection of independent public accountants; review and approve accounting principles, policies, and practices; scope of annual audit and audit arrangements; results of annual audit and the content and form of financial reports to be included in the Annual Report to Stockholders; and suggestions for improvements in accounting procedures and internal controls made by independent public accountants after completion of the annual audits.

COMPENSATION & STOCK OPTION COMMITTEE         Three meetings held during 1998
  MEMBERS:
    Stephen W. Foss
    Alan L. Ockene
    Richard J. Pearson
  FUNCTIONS of the Compensation & Stock Option Committee, all of whose actions are subject to approval by the Board, are: Review and approve salary ranges for top managerial and executive positions; approve salary rates for corporate officers and recommend salary rates for the Chief Executive Officer and President; approve management incentive compensation and long-term incentive plans and top management awards thereunder and any contingent compensation plans of the
    Company; fix total incentive compensation appropriation annually; administer stock compensation plans and make stock option grants and awards thereunder.

EXECUTIVE COMMITTEE                           No meetings held during 1998
  MEMBERS:
    James S. Marlen, Chairman
    Stephen W. Foss
    Alan L. Ockene
    Richard J. Pearson
  FUNCTIONS of the Executive Committee, all of whose actions are subject to approval by the Board, are: Exercise, between meetings of the Board and while the Board is not in session, those duties of the Board of Directors in the management of the business of the Company which may lawfully be delegated to it by the Board.

FINANCE COMMITTEE                             No meetings held during 1998
  MEMBERS:
    J. Michael Hagan, Chairman
    Stephen W. Foss
    Terry L. Haines
    John F. King
  FUNCTIONS of the Finance Committee, all of whose actions are subject to approval by the Board, are: Review financing policies and programs and consider their effect on the financial position of the Company; review policies, plans and performance of pension fund investments.

NOMINATING COMMITTEE                          Eight Meetings held during 1998
  MEMBERS:
    Richard J. Pearson, Chairman
    John F. King
    James S. Marlen
  FUNCTIONS of the Nominating Committee, all of whose actions are subject to approval by the Board, are: Recommend total size of Board, personal qualifications for membership, and tenure of directorship; review qualifications of candidates for directorship; obtain, review, and recommend candidates to fill vacancies. The
    Committee will consider nominees recommended by Stockholders whose communications can be addressed to the Nominating Committee, c/o the Secretary of the Company.

The Board of Directors met a total of 6 times in 1998 and all directors attended at least 75% of the aggregate number of meetings of the Board and Board Committees on which they served for the period in which they served.

COMPENSATION OF DIRECTORS AND RETIREMENT POLICIES

Directors who were not officers or employees of the Company received an annual retainer of $21,000 plus $1,800 for each Board meeting attended in 1998. Directors are available for consultation at any time by Management and normally receive no additional compensation for such consultation. For meetings of committees of the Board of Directors, a fee of $1,000 per meeting was paid. The fee was paid to each director who attended and actively participated. Chairmen of committees received an additional $250 fee for committee meetings chaired. Directors may, by special arrangement, receive an additional fee for special assignments involving unusual demands on their time. Such fees are normally determined in advance by mutual agreement with Management as appropriate in the circumstances. No such special assignments were in effect during 1998. Pursuant to the 1994 Nonemployee Director Stock Option Plan approved by Stockholders at the 1994 Annual Meeting, each year on the day following the date of the Annual Meeting of Stockholders, nonemployee directors are granted an option to purchase 1,000 shares of the Company's Common Stock. These shares are exercisable in annual increments of 250 shares each, beginning on the first anniversary date of the grant and have an exercise price equal to the fair market value of the shares on the date of the grant.

The Board of Directors has a policy establishing the mandatory retirement date of each member of the Board as of the date of the Annual Meeting of Stockholders of the Company next following his or her 72nd birthday. Richard J. Pearson was re-elected by the Stockholders in March 1997 for a term of three years until the date of the Annual Meeting of Stockholders in the year 2000. In November 1997, the Board of Directors and its Nominating Committee concluded that Director Pearson's unique experience and knowledge of the Company and its businesses were vital to the Board of Directors, and therefore decided to grant Director Pearson a special exemption from the mandatory retirement policy so as to permit him to complete his current three-year term.

                    PROPOSAL FOR RATIFICATION OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS
                                 (PROXY ITEM 2)

The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Arthur Andersen LLP, as independent public accountants to examine the Company's financial statements for its fiscal year ending November 30, 1999. This firm has served as independent public accountants for the Company for many years. It has no financial interest of any kind in the Company or its subsidiaries. The firm has had no connection with the Company or its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A member of the firm of Arthur Andersen LLP is expected to be present at the Annual Meeting to answer questions and to make a statement if he or she desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE FIRM OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR 1999 AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

If the appointment is not ratified by a majority of the shares of Common Stock represented at the meeting on this proposal, the adverse vote will be considered as a directive to the Board of Directors to select other independent public accountants for the following year. However, because of the difficulty and expense of making any substitution so long after the beginning of the current year, it is contemplated that the appointment for the fiscal year ending November 30, 1999 will be permitted to stand unless the Board finds other good reason for making a change.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The Company has been informed that as of the dates indicated the following persons were beneficial owners of more than five percent of the Company's Common Stock.

           NAME AND ADDRESS OF              SHARES OF STOCK BENEFICIALLY
             BENEFICIAL OWNER                       OWNED/AS OF             PERCENT
------------------------------------------  ----------------------------  -----------
Neuberger Berman, LLC                       325,499(1)/Dec. 31, 1998            8.14
 605 Third Avenue
 New York, NY

Taro Iketani                                       306,396/Dec. 25, 1998        7.66
 Funakawara 18, Ichigaya
 Shinjuku-ku
 Tokyo, Japan

------------------------

(1) Neuberger Berman, LLC ("NB") is a registered investment advisor. In its capacity as investment advisor, NB may have discretionary authority to dispose of or to vote shares that are under its management. As a result, NB may be deemed to have beneficial ownership of such shares. NB does not, however, have any economic interest in the shares. The clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such shares. As of December 31, 1998, of the shares set forth above, NB had shared dispositive power with respect to 325,499 shares, sole voting power with respect to 222,877 shares and shared voting power on 0 shares.

SECURITY OWNERSHIP OF MANAGEMENT

As of February 26, 1999, the shares of Common Stock held by all directors, nominees for director and executive officers named in the Summary Compensation Table individually and by directors and officers as a group were:

                                                SHARES OF STOCK  VESTED SHARES HELD   RIGHTS TO ACQUIRE
                                                 BENEFICIALLY      IN TRUST UNDER        BENEFICIAL
NAME                                               OWNED(1)          401(K) PLAN        OWNERSHIP(2)       PERCENT
----------------------------------------------  ---------------  -------------------  -----------------  -----------
DIRECTORS AND NOMINEES:
  Stephen W. Foss                                      3,603                  0                1,500          *
  J. Michael Hagan                                     2,450                  0                2,500          *
  Terry L. Haines                                      1,395                  0                  750          *
  John F. King                                           300                  0                2,500          *
  Alan L. Ockene                                         600                  0                1,500          *
  Richard J. Pearson                                     600(3)               0                2,500          *
  David L. Sliney                                        600                  0                  750          *

NAMED EXECUTIVE OFFICERS:
  James S. Marlen                                     33,000                346              136,325          *
  Javier Solis                                            37              2,664               16,967          *
  Gary Wagner                                            105(4)             664               15,467          *
  Thomas P. Giese                                         37                240               20,575          *
  Gordon G. Robertson                                     37                657                6,000          *

DIRECTORS AND OFFICERS AS A GROUP (INCLUDING
 THOSE ABOVE)                                         42,764              5,599              207,334           1.21(5)

------------------------

(1)  Direct ownership except as otherwise noted.

(2) Represents shares subject to options which could be exercised by April 9, 1999 by the named individuals or the Group pursuant to the 1992 Incentive Stock Compensation Plan and the 1994 Nonemployee Director Stock Option Plan.

(3)  Shares held in Pearson Family Trust, a living trust.

(4)  100 of these shares are owned jointly with his wife.

(5) If the 207,334 shares subject to exercisable options held by directors and officers as a group were included in the total amount of shares outstanding, then the percentage of Common Stock owned by the group would be 6.08%.

*   Percentage owned of less than 1% of total outstanding shares not shown.

Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors,executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities & Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended November 30, 1998, all
Section 16(a) filing requirements were complied with.

                       COMPENSATION OF EXECUTIVE OFFICERS

The following table discloses compensation received by the Company's Chief Executive Officer and the four remaining most highly paid executive officers for each of the last three fiscal years ended November 30, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM COMPENSATION
                                                                           --------------------------------------
                                        ANNUAL COMPENSATION                        AWARDS
                           ---------------------------------------------   -----------------------
NAME                                                            OTHER                   NUMBER OF      PAYOUTS          ALL
AND                                                            ANNUAL      RESTRICTED   SECURITIES   ------------      OTHER
PRINCIPAL                                                      COMPEN-       STOCK      UNDERLYING       LTIP         COMPEN-
POSITION                   YEAR  SALARY($)(1)  BONUS($)(1)    SATION($)    AWARDS($)    OPTIONS(#)    PAYOUTS($)    SATION($)(2)
-------------------------  ----  -----------   -----------   -----------   ----------   ----------   ------------   ------------
James S. Marlen,           1998   575,249       375,000        58,235(3)       -0-       60,000        600,000         28,350
 Chairman, President, &    1997   533,157       435,000       108,819          -0-       26,500        555,000         15,693
 Chief Executive Officer   1996   490,601       386,000        79,290          -0-       93,500      1,100,157          8,974

Javier Solis,              1998   196,923        75,000           -0-          -0-        2,500        100,000          4,061
 Senior Vice President of  1997   182,073       100,000           -0-          -0-        5,000         92,000          1,267
 Administration,           1996   172,585        80,000           -0-          -0-          -0-        185,852          1,438
 Secretary and General
 Counsel

Gary Wagner,               1998   196,154        75,000           -0-          -0-        2,500        100,000          3,606
 Senior Vice President &   1997   176,538       100,000           -0-          -0-        5,000         90,000          1,304
 Chief Financial Officer   1996   158,992        80,000           -0-          -0-          -0-        173,034          1,478

Thomas P. Giese,           1998   174,462       100,000           -0-          -0-        1,500        133,500          4,193
 Vice President, Group     1997   167,115        70,000           -0-          -0-        5,000        127,500          1,586
 President Concrete &      1996(4)       --          --            --           --           --             --             --
 Steel Pipe Group

Gordon G. Robertson,       1998   168,076        50,000           -0-          -0-        1,000             --          6,148
 Vice President, Group     1997   159,758        75,000            --          -0-          -0-            -0-         32,400
 President Fiberglass      1996(4)       --          --            --           --           --             --             --
 Pipe Group

------------------------

(1) Amounts shown include cash and non-cash compensation earned for services performed and received by the Executive Officers as well as amounts earned but deferred at the election of those officers during the fiscal years indicated.

(2) Amounts in this column represent: (a) Contributions by the Company to the 401(K) Savings Plan for: James S. Marlen, $7,002; Javier Solis, $579; Gary
    Wagner, $2,196; Thomas P. Giese, $3,348 and Gordon G. Robertson, $3,634 and
    b) Above-market interest calculated (but not paid or payable) on deferred compensation: James S. Marlen, $21,348; Javier Solis, $3,482; Gary Wagner, $1,410; Thomas P. Giese, $845 and Gordon G. Robertson, $2,514.

(3)  $24,615 of this amount represents club memberships, dues and expenses.

(4)  Messrs. Giese and Robertson were not executive officers during 1996.

EMPLOYMENT AGREEMENT

In May 1997, the Company entered into an Amended and Restated Employment Agreement with Mr. Marlen for his continued employment as Chairman, President and Chief Executive Officer. The term of the agreement is automatically extended from day-to-day so that it always has a remaining term of three years and six months, or until Mr. Marlen attains age 67 1/2, if sooner. Under the terms of that agreement Mr. Marlen's current annual base salary rate of $600,000 is subject to future merit increases based on annual reviews by the Board of Directors, with participation in the Company's Management Incentive Compensation Plan ("MICP"), its Key Executive Long-Term Cash Incentive Plan ("LTIP"), and other executive compensation and benefit plans. Under the terms of that agreement, the Company granted Mr. Marlen a non-qualified stock option award of 60,000 shares under the 1992 Incentive Stock Compensation Plan at an option price of $56.8125 per share, that being the New York Stock Exchange closing price as of June 24, 1998, the day that the award was granted. In the event that Mr. Marlen is terminated without cause, he would be entitled to a severance benefit equal to his then current base salary plus the highest bonus received during the three and one-half years preceding termination (but not less than 60% of his annual base salary determined as of the date of termination) times a factor of 3.5. Under the terms of a May 1998 amendment to the agreement, Mr. Marlen will be reimbursed for any excise taxes which might be imposed under
Section 4999 of the Internal Revenue Code. In the event of his death or long-term disability while employed, or termination for reasons other than cause, all stock awards will become fully vested and he will become entitled to vested pension benefits plus three years of additional service credit. In the event that he is terminated without cause, Mr. Marlen will also be entitled to continued health and medical benefits coverage at the same cost he would be paying at the time of termination.

CHANGE OF CONTROL AGREEMENTS

In September 1998, the Company entered into Agreements with Messrs. Javier Solis and Gary Wagner, Senior Vice President of Administration, Secretary and General Counsel and Senior Vice President, Chief Financial Officer, respectively. The terms of those agreements are automatically extended so that they always have a remaining term of two years. Under the terms of those agreements, their annual base salary rates are subject to future merit increases based on annual reviews by the Board of Directors. In the event of a change of control of the Company resulting in termination without cause within twelve months following such change of control, they would be entitled to a severance benefit equal to three times the sum of (a) the higher of the annual base salary at the time of termination without cause or their current base salary and (b) the average annual bonus earned for the two completed fiscal years immediately prior to such termination. They would also be entitled to a pro-rata portion of target incentive bonuses under the Company's annual and long-term management cash incentive plans. Such severance benefits are subject to reduction in order to comply with certain IRS regulations and limitations relating to change of control. In addition, all stock option awards would be become fully vested and they would be entitled to continued health and medical benefits coverage at the same cost they would be paying at the time of termination.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL
                                                                                              REALIZABLE
                                                                                           VALUE AT ASSUMED
                                   INDIVIDUAL GRANTS                                            ANNUAL
----------------------------------------------------------------------------------------    RATES OF STOCK
                                      NUMBER OF      PERCENT OF    EXERCISE                     PRICE
                                     SECURITIES    TOTAL OPTIONS      OR                   APPRECIATION FOR
                                     UNDERLYING       GRANTED        BASE                   OPTION TERM(1)
                                       OPTIONS      TO EMPLOYEES    PRICE     EXPIRATION  ------------------
    NAME                             GRANTED (#)   IN FISCAL YEAR  ($/SH)(2)   DATE(3)     $@5%      $@10%
-----------------------------------  -----------   --------------  --------   ----------  -------  ---------
James S. Marlen                        60,000           85.1        56.8125    6-24-08    2,143,745 5,432,670
Javier Solis                            2,500           3.5           58.75    1-29-08     92,369    234,081
Gary Wagner                             2,500           3.5           58.75    1-29-08     92,369    234,081
Thomas P. Giese                         1,500           2.1           58.75    1-29-08     55,421    140,449
Gordon G. Robertson                     1,000           1.4           58.75    1-29-08     36,948     93,632

------------------------

(1) Calculated based upon a 10-year option term, compounded appreciation at 5% and 10% rates.

(2)  Market value of shares on the date of grant.

(3) Options are exercisable commencing 12 months after the grant date,with 25% of the shares covered thereby becoming exercisable at that time and with an additional 25% becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date.

      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

                             NUMBER OF                                                    VALUE OF UNEXERCISED
                            SECURITIES               NUMBER OF UNEXERCISED OPTIONS            IN-THE-MONEY
                            UNDERLYING      VALUE             AT FY-END(#)                OPTIONS AT FY-END($)
                              OPTIONS     REALIZED   ------------------------------  ------------------------------
    NAME                     EXERCISED       ($)      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------  -------------  ---------  --------------  --------------  --------------  --------------
James S. Marlen                  -0-        -0-              15,000               0          60,000           0    (1)
                                                             15,000               0               0           0    (2)
                                                             40,000               0               0           0    (3)
                                                              6,325               0          32,416           0    (4)
                                                             46,750          46,750               0           0    (5)
                                                              1,625           4,875               0           0    (5)
                                                              5,000          15,000               0           0    (6)
                                                                  0          60,000               0           0    (7)
Javier Solis                     -0-        -0-               2,000               0           8,500           0    (8)
                                                              3,000               0               0           0    (2)
                                                              8,842               0               0           0    (3)
                                                              1,250           3,750               0           0    (6)
                                                                  0           2,500               0           0    (9)
Gary Wagner                      -0-        -0-                 500               0           2,125           0    (8)
                                                              3,000               0               0           0    (2)
                                                              8,842               0               0           0    (3)
                                                              1,250           3,750               0           0    (6)
                                                                  0           2,500               0           0    (9)
Thomas P. Giese                  -0-        -0-               2,000               0           8,500           0    (8)
                                                              2,000               0               0           0    (2)
                                                             10,000               0               0           0    (3)
                                                              3,700               0          18,963           0    (4)
                                                              1,250           3,750               0           0    (6)
                                                                  0           1,500               0           0    (9)
Gordon G. Robertson              -0-        -0-               2,000               0           8,500           0    (8)
                                                              2,000               0               0           0    (2)
                                                                750             250           3,844       1,281    (4)
                                                                500             500               0           0    (10)
                                                                  0           1,000               0           0    (9)

------------------------

(1) Value based upon exercise price of $32.75 and fiscal year-end 1998 market price of $36.75.

(2) Value based upon exercise price of $42.00 and fiscal year-end 1998 market price of $36.75.

(3) Value based upon exercise price of $37.00 and fiscal year-end 1998 market price of $36.75.

(4) Value based upon exercise price of $31.625 and fiscal year-end 1998 market price of $36.75.

(5) Value based upon exercise price of $39.50 and fiscal year-end 1998 market price of $36.75.

(6) Value based upon exercise price of $49.75 and fiscal year-end 1998 market price of $36.75.

(7) Value based upon exercise price of $56.8125 and fiscal year-end 1998 market price of $36.75.

(8) Value based upon exercise price of $32.50 and fiscal year-end 1998 market price of $36.75.

(9) Value based upon exercise price of $58.75 and fiscal year-end 1998 market price of $36.75.

(10) Value based upon exercise price of $37.50 and fiscal year-end 1998 market price of $36.75.

LONG-TERM INCENTIVE PLAN AWARDS

See Report of the Compensation & Stock Option Committee on Page 12 for a description of the Key Executive Long-Term Cash Incentive Plan (LTIP). The LTIP was approved by stockholders at the Company's Annual Meeting in March 1998. The following table shows, for the named executive officers, the calculated future payouts, if any, under the LTIP for the three-year performance cycle which began in 1998. Threshold amounts are the minimum amounts payable under the LTIP provided that the minimum level of performance is achieved with respect to the pre-established performance objective, measured in terms of its cumulative earnings per share for that three-year cycle. If such performance is not achieved, amounts would be zero.

            LONG TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR(1)

                                                         PERFORMANCE      ESTIMATED FUTURE PAYOUTS UNDER
                                                          OR OTHER          NON-STOCK PRICE-BASED PLANS
                                     NUMBER OF SHARES,  PERIOD UNTIL   -------------------------------------
                                      UNITS OR OTHER    MATURATION OR   THRESHOLD     TARGET
               NAME                       RIGHTS           PAYOUT          ($)          ($)      MAXIMUM ($)
-----------------------------------  -----------------  -------------  -----------  -----------  -----------
James S, Marlen                             --              3 Years     $  75,000   $   300,000      600,000
Javier Solis                                --              3 Years        15,000        60,000      120,000
Gary Wagner                                 --              3 Years        15,000        60,000      120,000
Thomas P. Giese                             --              3 Years        17,800        71,200      142,400
Gordon G. Robertson                         --              3 Years        17,000        68,000      136,000

------------------------

(1) Amounts shown in this table were calculated using the salaries for the listed participants in the LTIP as of December 1, 1998. Actual payouts, if any, would be based on actual salaries at November 30, 2000, the end of the performance cycle.

                                 PENSION PLANS

The following schedule shows the estimated annual benefit payable under the combined Ameron Pension Plan (Salaried Section) and Ameron Supplemental Executive Retirement Plan for employees at varying pay levels and years of service. The schedule assumes retirement at age 65.

                                   YEARS OF SERVICE
 FINAL AVG. ANNUAL    ------------------------------------------
 COMPENSATION($)(1)     15($)      20($)      25($)      30($)
--------------------  ---------  ---------  ---------  ---------
         125,000         33,600     44,800     56,000     67,200
         150,000         40,905     54,540     68,175     81,810
         200,000         55,530     74,040     92,550    111,060
         250,000         70,155     93,540    116,925    140,310
         300,000         84,780    113,040    141,300    169,560
         400,000        114,030    152,040    190,050    228,060
         500,000        143,280    191,040    238,800    286,560
         600,000        172,530    230,040    287,550    345,060
         700,000        201,780    269,040    336,300    403,560
         800,000        231,030    308,040    385,050    462,060
         900,000        260,280    347,040    433,800    520,560
       1,000,000        289,530    386,040    482,550    579,060

------------------------

(1) Calculated based upon highest consecutive 60 of last 120 months of earnings prior to retirement

Benefits shown above are computed as straight life annuity amounts. They are not subject to deduction for Social Security or other offset amounts.

For purposes of the Ameron Pension Plan, compensation is base monthly salary, exclusive of overtime, severance, bonuses, commissions or amounts deferred under the Executive Deferral Plan. The Internal Revenue Code limits the amount per year on which benefits are based and limits the aggregate amount of the annual pension which may be paid by an employer from a plan which is qualified under the Code for federal income tax purposes. The Supplemental Executive Retirement Plan provides for supplemental payments to be made to certain eligible executives of the Company in amounts sufficient to maintain total benefits upon retirement had there been no such Code limitations and expands annual compensation to include bonuses and deferred compensation.

As of February 1, 1999, the estimated credited service under both plans for each of the named individuals in the foregoing Summary Compensation Table are:

                                          CREDITED YEARS
                                           OF SERVICE(1)
                                                    AT AGE
                                        PRESENT       65
                                        -------     -------
James S. Marlen                         11-4/12(2)  22-4/12(2)
Javier Solis                            17-4/12       30
Gary Wagner                             13-10/12      30
Thomas P. Giese                           30          30
Gordon G. Robertson                       30          30

------------------------

(1)  The maximum credit is 30 years.

(2) Refer to Employment Agreement section on Page 8 above. In order for the Company to provide Mr. Marlen with pension benefits not less than those under the pension plan of his former employment, the credited years of service noted for Mr. Marlen include two years of credit for each year of service during the first 9-1/2 years of his employment with the Company. In addition, in the event that Mr. Marlen is terminated for reasons other than for cause and/or a change of control takes place, he will be entitled to his vested pension benefits plus three years of additional credited service. In the event that he obtains new employment within three years of leaving the Company following termination, he will be entitled only to his vested pension benefits (not additional years of service).

------------------------

THE FOLLOWING REPORT OF THE COMPENSATION & STOCK OPTION COMMITTEE AND THE STOCK PRICE PERFORMANCE GRAPH INCLUDED IN THIS PROXY STATEMENT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES THIS REPORT OR THE PERFORMANCE GRAPH BY REFERENCE THEREIN, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR OTHERWISE DEEMED FILED UNDER EITHER OF SUCH ACTS.

              REPORT OF THE COMPENSATION & STOCK OPTION COMMITTEE

The Compensation & Stock Option Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors. No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries. The Committee, all of whose actions are subject to approval by the Board of Directors, is responsible for the proper administration of the Company's various compensation programs, including its salary policies, its Management Incentive Compensation Plan ("MICP") (which comprises its annual bonus plan for management employees), its Key Executive Long-Term Cash Incentive Plan ("LTIP") and its 1992 Incentive Stock Compensation Plan. On an annual basis the Committee reviews base salary ranges for the Company's various levels of management, approves annual salaries of officers, approves MICP and LTIP awards, administers the 1992 Incentive Stock Compensation Plan and makes grants thereunder, and reviews with the Board in detail all aspects of compensation for all officers of the Company, including the Chief Executive Officer.

The executive compensation policy of the Company, which is endorsed by the Committee, is that the base compensation of all officers should be generally comparable to base salaries being paid to similarly situated officers of other general diversified manufacturing companies with similar sales and industries in the U.S., and that bonus compensation be in the form of MICP and LTIP awards and stock option benefits which are contingent upon the performance of the Company as well as the individual contributions of each officer. Because of the inherent cyclical nature of some of the Company's businesses, and because a significant portion of its businesses are dependent on the timing of projects over which it has no control, the Committee does not believe that the base salary portion of compensation of the Company's officers should be subject to annual fluctuations based solely on such effects.

In determining comparability of officer salaries to those of other similarly situated officers, members of the Committee review the results of compensation surveys provided by various compensation consulting firms of national reputation. The Committee has reviewed the compensation for each of the five highest paid officers for 1998 and has determined that in its opinion, the compensation of all officers is reasonable in view of the Company's consolidated performance and the contribution of those officers to that performance.

The MICP is based on the following measures: corporate performance, business unit performance and personal performance. The corporate performance measure is based on earnings per share and return on sales. The Committee believes that these factors are the primary determinant of share price over time. Because of the relatively low volume of trade of the Company's stock and therefore its susceptibility to volatility based on extraneous factors, the Committee does not believe that share price per se is necessarily a measure of corporate performance. Business unit performance measures are based primarily on return on assets. Personal performance measures are based on such qualitative factors as performance against objectives and plans, and organizational and management development.

The LTIP was approved by the Board of Directors in April 1994 and by the stockholders of the Company in March 1998. The purpose of this plan is to reward selected senior executives with above average total pay for achieving and sustaining above average long-term financial goals. Participants in the LTIP are eligible to receive cash incentive awards and grants of stock options based on the financial performance of the Company and, in some cases, a combination of the financial performance of the Company and its business units, after the end of each three-year performance cycle. The cash awards under the LTIP for the 1996-1998 performance cycle which appear in the Summary Compensation Table were earned based on the Company's successfully having exceeded its financial plan, measured in terms of its cumulative earnings per share for that three-year cycle. The determination of cash payouts, if any, under the LTIP for the fiscal years 1997-1999, 1998-2000 and 1999-2001 performance cycles will not be made until after the end of the 1999, 2000 and 2001 fiscal years, respectively. For those performance cycles, the Company's financial performance will continue to be measured based on cumulative earnings per share, with return on assets and return on equity thresholds.

The current annual base salary of $600,000 for Mr. Marlen was set in June 1998. That base salary was established based on comparability to base salaries being paid to other similarly situated officers of general diversified manufacturing companies with similar sales revenues and industries in the U.S. That base salary will be reviewed again by the Committee in June 2000. A bonus award of $375,000 was approved for payment to Mr. Marlen under the MICP with respect to fiscal 1998 based on the Company's performance against various financial goals established by the Committee, including earnings per share and return on sales, as well as a continuing very favorable assessment by the Committee and the Board of Mr. Marlen's individual performance and leadership. Such MICP award is in line with the average of bonus awards paid to chief executive officers of general diversified manufacturing companies with similar sales and industries in the U.S. as reported by various compensation consulting firms of national reputation. During fiscal year 1998, the Company awarded Mr. Marlen a non-qualified stock option grant of 60,000 shares under the 1992 Incentive Stock Compensation Plan at an option price of $56.8125 per share, that being the New York Stock Exchange closing price as of the date of approval of such grant.

                                          S. W. FOSS
                                          A. L. OCKENE
                                          R. J. PEARSON

                         STOCK PRICE PERFORMANCE GRAPH

The following line graph compares the yearly changes in the cumulative total return on the Company's Common Stock against the cumulative total return of the New York Stock Exchange Market Value Index and the Peer Group Composite described below for the period of the Company's five fiscal years commencing December 1, 1993 and ended November 30, 1998. The graph has been supplemented this year with comparative information relating to the Russell 2000 Index for the same period of time. The comparison assumes $100 invested in stock on December 1, 1993. Total return assumes reinvestment of dividends. The Company's stock price performance over the years indicated below does not necessarily track the operating performance of the Company nor is it necessarily indicative of future stock price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 VALUE OF INVESTMENTS    AMERON                PEER GROUP

                                    N.Y.S.E.         Index    Russell 2000
12/93                     $100.00    $100.00       $100.00         $100.00
11/94                      $91.78    $101.67        $93.86          $98.89
11/95                     $106.62    $130.06       $122.34         $127.06
11/96                     $146.26    $161.76       $147.58         $148.19
11/97                     $200.11    $204.70       $168.53         $182.85
11/98                     $117.03    $239.28       $183.89         $170.55

The Peer Group Composite is based 70% on a Building Materials Companies Component and 30% on a Protective Coatings Companies Component. This percentage split was arrived at based on the historical sales volumes during the past five years of the Company's Protective Coatings Business Segment in comparison to the remainder of the Company's other business segments which are generically in the building materials category. The Building Materials Companies Component is comprised of the following companies: Advanced Environ Recycle, American Buildings Co., American Woodmark Corp., Ameron International Corp., Armstrong World Industries, Bairnco Corp., Butler Manufacturing Co., CalMat Co., Ceradyne, Inc., Chemfab Corp., Conversion Technologies, Dal-Tile Internat Inc., Dravo Corp., Elcor Corp., Griffon Corp., Holopak Technologies, Inc., Industrial Acoustics, Inc., Industrial Holdings, Inc., Insituform Technols, Internacional De Ceramic, Johns Manville, Corp., Knape & Vogt Mfg. Co., Martin Marietta Material, Miller Building Systems, Inc., NCI Building Systems Inc., Owens-Corning Fiberglass, Raytech Corp., Republic Group Inc., Seiler Pollution Control, Shaw Group Inc., Southwall Technologies, United Dominion Ind., USG Corp. And Vulcan Materials Co. The Protective Coatings Companies Component is comprised of the following companies: Ameron International Corporation, Corimon SA ADS, Dexter Corp., Ferro Corp., Insilco Corp., Lilly Industries Inc., PPG Industries, Inc., RPM, Inc., Sherwin-Williams Co., Thermacell Technologies and Valspar Corp.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the Company's understanding that Mr. Taro Iketani is one of the principal Stockholders of Tokyo Steel Manufacturing Co., Ltd., ("Tokyo Steel"), a Japanese corporation. Tokyo Steel owns 25% of the outstanding stock of Tamco, a California corporation. The Company owns 50% of Tamco. Tamco manufactures steel reinforcing bars. In addition, Tamco leases from the Company, certain land, buildings and improvements used in Tamco's steelmaking operations at a monthly lease rate of $30,000 payable in arrears. The lease is a net lease expiring in February, 2002 with a renewal option available to Tamco. In addition, at the end of the renewal term, Tamco has the option to purchase the property at the then current market value.

During 1998, the Company sold materials to Tamco in transactions totaling
$64,564.

Mr. J. Michael Hagan, a Director of the Company, is Chairman of the Board and Chief Executive Officer of Furon Company. During 1998, the Company purchased materials from Furon Company in transactions totaling $197.891.

The Company believes that the terms of the transactions described above were as favorable as could have been negotiated with unaffiliated parties.

                                 MISCELLANEOUS

COST OF SOLICITING PROXIES

    The cost of soliciting proxies in the accompanying form has been or will be paid by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners, and the Company will, upon request, reimburse them for their reasonable expenses in so doing. Officers, directors and regular employees of the Company may request the return of proxies personally, by means of materials prepared for employee-Stockholders or by telephone or telegram to the extent deemed appropriate by the Board of Directors. No additional compensation will be paid to such individuals for this activity. The extent to which this solicitation will be necessary will depend upon how promptly proxies are received; therefore, Stockholders are urged to return their proxies without delay.

                             STOCKHOLDER PROPOSALS

Proposals of Stockholders to be considered for inclusion in the proxy statement and form of proxy relating to the year 2000 meeting must be addressed to the Company, Attention: Corporate Secretary, at the Company's principal office, and must be received there no later than October 28, 1999.

The Company's Bylaws provide that for business to be brought before an annual meeting by a stockholder, written notice must be received by the Secretary not less than 60 or more than 120 days prior to the meeting; provided that in the event the first public disclosure of the date of the meeting is made less than 65 days prior thereto, the required notice may be received within ten days following such public disclosure. The information which must be included in the notice is specified in the applicable Bylaw, a copy of which may be obtained from the Secretary.

                                 OTHER MATTERS

So far as management knows, there are no matters to come before the meeting other than those set forth in the Proxy Statement. If any further business is presented to the Meeting, the persons named in the proxies will act according to their best judgment on behalf of the Stockholders they represent.

                                              By Order of the Board of Directors

                                                         Javier Solis, Secretary

March 5, 1999
Pasadena, California

                        AMERON INTERNATIONAL CORPORATION
            245 SOUTH LOS ROBLES AVENUE, PASADENA, CALIFORNIA 91101

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 P The undersigned hereby appoints James S. Marien, Javier Solis and Gary Wagner, and each of them, with full power of substitution in each, proxies
 R to vote all the shares of Ameron International Corporation ("Ameron") Common Stock which the undersigned may be entitled to vote at the Annual
 O Meeting of Stockholders to be held March 24, 1999, and at any adjournment thereof, upon the following matters as specified and in their discretion
 X upon such other business as may properly come before the meeting or any adjournment thereof.
 Y


                                                                    SEE REVERSE
                                                                       SIDE

         Please mark your                                                  5084
   /X/   votes as in this
         example.
         This proxy when properly executed, will be voted in the manner directed herein by the undersigned stockholder.
         If no direction is made, the proxy will be voted FOR items 1 and 2.
--------------------------------------------------------------------------------
       The Board of Directors recommends a vote FOR proposals 1 and 2.
--------------------------------------------------------------------------------
                   FOR     WITHHELD   WITHHELD only
                   ALL     FOR ALL    for nominees
                NOMINEES   NOMINEES   listed below*
1. Election of    / /        / /           / /       Nominees: Stephen W. Foss
   Directors.                                                  James S. Marlen

* Vote withheld from the following nominee(s) only:(write the name of the nominee(s) in the space below)

--------------------------------------------------------------------------------

                                                 FOR       AGAINST      ABSTAIN
2.  Ratify the appointment of Arthur
    Andersen LLP, independent public             / /         / /          / /
    accountants.
--------------------------------------------------------------------------------


                                                  Yes, I plan to attend   / /
                                                  the Annual Meeting

                                                  No, I do not plan to    / /
                                                  attend the Annual
                                                  Meeting




SIGNATURE(S)                                                      DATE
            ------------------------------------------------------    ----------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign the full corporate name by duly authorized officer.